Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2016 Second Quarter

FAIRPORT HARBOR, Ohio – August 5, 2016 --OurPet's Company (OTCQB: OPCO) (“the Company”) (www.ourpets.com), a leading proprietary pet supply company, today reports its second-quarter results for the three-month period ended June 30, 2016, which were impacted by a temporary reduction of purchase orders from a major retail customer clearing out its existing private-label inventory to make room for soon-to-launch OurPet’s branded products.

Second-quarter 2016 revenue decreased 2.7% to $5.4 million compared to $5.6 million for the same period a year ago. Net income for the 2016 second quarter decreased 41% to $154,634 compared to $262,076 the prior year. Earnings per share remained steady at $0.01 for the second quarter of 2016 and 2015.

Dr. Steven Tsengas, president and CEO of OurPet’s, says, “While we were disappointed with the decline in revenues and net income, the decreases are directly attributable to a major pet specialty retailer’s decision to transition out of its private label stainless steel rubber bonded bowls and toys and accessories, which we previously supplied, to make room in its inventory for OurPet’s branded products that will be rolled out during Q3 and Q4 of this year. This planned depletion of the customer’s private label inventory resulted in a temporary OurPet’s revenue disruption of approximately $521,000 for the second quarter of this year. Had this customer’s inventory reduction not occurred, we believe we would have shown strong revenue growth for the 2nd quarter instead of the revenue decline and obviously greater sales growth for the first six months of 2016. Overall, we are very pleased with the growing acceptance of our branded products: ‘OurPet’s’ in the Pet Specialty channel and ‘PetZone’ in the ‘Food, Drug, Mass’ (FDM) channel. As of June 30, 2016, we had a record order pipeline of approximately $1.9 million with over $1 million of it from our previously mentioned major pet specialty retailer. Additionally, despite the temporary setback in sales, we were able to reduce our inventory to less than $7.2 million compared to $8 million at end of 2015. We have used the proceeds to reduce our line of credit from $3.3 million to $2.4 million.”

Second-quarter net income decreased by $107,442 to $154,634 from $262,076 for the same quarter a year ago. The Company attributes the decrease to the lower gross profit ($146,000) and increased Selling, General and Administrative expenses of $49,000 primarily related to major new product launches, all of which were offset by a decrease of $104,000 in income tax expense.

Based on historical performance, new products and overall market, the Company anticipates a solid performance in the last six months of 2016.

“We recently attended the SuperZoo National trade show in Las Vegas where we presented another very strong showing of innovative products led by our Intelligent Pet Care BlueTooth® line; our Switchgrass Natural Cat Litter™; our newest generation of electronic cat toys that will simply drive cats wild; and a new very stylish 3-height Store-N-Feed. Due to the seasonal nature of the pet industry, we typically experience our strongest sales in the second half of the year. We have no reason to believe this year will be any different,” Dr. Tsengas concludes.

2016 Second-Quarter Results

Net revenue declined 2.7% to $5,436,902 for the 2016 second quarter from $5,586,828 for the same period last year. The decrease of approximately $150,000 is attributable to a major pet specialty customer clearing out their inventory of private label products to allow for the purchase of OurPet’s branded products. We also offered additional promotions, discounts and allowances to other customers switching over to our new brands.

Second-quarter sales for every other channel were up over the same period a year ago with e-commerce up 21%, FDM retail up over 12%, and value retail up over 78%. International sales were down 8.1% primarily due to the strong dollar. With respect to product categories, sales of toys and accessories were up over 33% over last year’s second quarter as well as waste management and odor control were up 14%.

Gross profit was down approximately $146,000 to $1,571,844 for the 2016 second quarter compared to $1,718,069 for the period last year. Gross profit margin decreased 1.9 percentage points to 28.9% for the 2016 second quarter from 30.8% for the same period a year ago due to a heavier than usual sales mix of slow moving and excess inventory and unfavorable overhead absorption.

Income from operations decreased to $227,702 for the 2016 second quarter from $422,463 a year ago. This approximate $195,000 decrease was primarily due to the lower gross profit combined with about $49,000 in higher Selling, General and Administrative expenses.

Net income decreased 41% to $154,634 for the 2016 second quarter from $262,076 last year. Earnings per share were $0.01 for the second quarter of 2016 and 2015.

2016 First Six Months Results

Net revenue increased 3.8% to $11,612,887 for the first half of 2016 from $11,184,150 for the same period a year ago. The $428,737 year-over-year increase was due to strong first half revenue growth in all channels except for Pet Specialty as noted above. Food, Drug Mass increased 11%, E-Commerce increased 17% and Value increased 168%.

Gross profit decreased .3% to $3,403,701 for the first six months of 2016 versus $3,412,414 for the first half of last year due to the lower sales volume. Gross profit margin decreased 1.2 percentage points to 29.3% for the first six months of 2016 from 30.5% the prior year due to the same factors that adversely impacted the 2016 second quarter results.

Income from operations decreased 17% to $642,972 for the 2016 first half, which was attributable to lower gross profit and higher selling, general, and administrative expenses.

Other income increased to $34,468 for the first six months of 2016 from $26,000 for the same period last year.

Income before taxes decreased 18.4% to $616,684 for the first half of 2016 versus $755,474 for the same period a year ago.

Income tax expense was $195,470 for the first six months of 2016 compared to $279,606 the prior year.

Net income for the first six months of 2016 decreased 11.5% to $421,214 from $475,868 for the same period in 2015. Earnings per share remained at $0.02 for the first six months of both 2016 and 2015.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	Dream Team.
Dr. Steven Tsengas, CEO	Michael McCarthy
(440) 343-6500, x111	(512)758-8877

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net revenue	$5,436,902	$5,586,828	$11,612,887	$11,184,150
Cost of goods sold	3,865,058	3,868,759	8,209,186	7,771,736
Gross profit on sales	1,571,844	1,718,069	3,403,701	3,412,414

Selling, general and administrative expenses	1,344,142	1,295,606	2,760,729	2,633,638

Income from operations	227,702	422,463	642,972	778,776

Other income	(7,463)	(21,277)	(34,468)	(26,000)
Interest expense	27,920	24,795	60,756	49,302
Income before taxes	207,245	418,945	616,684	755,474

Income Tax expense	52,611	156,869	195,470	279,606
Net Income	$154,634	$262,076	$421,214	$475,868

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.01	$0.01	$0.02	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,657,516	17,558,838	17,643,936	17,555,973

Weighted average number of common and
equivalent shares outstanding used to
calculate diluted earnings per share	18,277,335	19,201,418	18,250,885	19,172,847

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
ASSETS
Cash and equivalents	$168,635	$100,000
Receivables, net	3,325,003	4,294,810
Inventories, net	7,181,216	7,914,613
Prepaid expenses	645,076	582,676
Total current assets	11,319,930	12,892,099

LONG TERM ASSETS
Property and equipment, net	1,962,490	1,873,260
Amortizable Intangible Assets, net	375,792	357,341
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,884,796	2,777,115

Total assets	$14,204,726	$15,669,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	248,153	276,890
Accounts payable	716,122	1,582,849
Accrued expenses	531,200	571,858
Total current liabilities	1,495,475	2,431,597

LONG TERM LIABILITIES
Long-term debt - less current portion above	759,794	876,248
Revolving line of credit	2,405,032	3,267,170
Deferred income taxes	320,955	333,834
Total long term liabilities	3,485,781	4,477,252
Total liabilities	4,981,256	6,908,849
Stockholders' Equity	9,223,470	8,760,365
Total liabilities and stockholders' equity	$14,204,726	$15,669,214